Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

preREO LLC

440 S. LaSalle Street, Suite 1110

Chicago, Illinois 60605

(800) 555-1055

preREO.com

July 20, 2021

This Offering Circular Follows the Form 1-A Disclosure Format

preREO LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell up to $75,000,000 of limited liability company interests designated as “Shares” of “Series A Preferred Stock.” The initial price of the Series A Preferred Stock will be $10.00 per Share and the minimum initial investment is $100 (10 Shares).

We are selling these securities directly to the public through our website, www.preREO.com, which we refer to as the “Platform.” Currently, we are not using a placement agent or a broker and we are not paying commissions to anyone.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Each Share of Series A Preferred Stock	$10.00	Zero	$10.00	Zero
Total	$75,000,000	Zero	$75,000,000	Zero

We might change the price of the Series A Preferred Stock in the future. See “Securities Being Offered – Price of Series A Preferred Stock.

We refer to the offering of Series A Preferred Stock pursuant to this Offering Circular as the “Offering.” The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law (which in no event will be later than three years from the date of Offering Statement qualification).

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing” starting on page 3.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE “Limits on How Much Non-Accredited Investors Can Invest.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

SUMMARY OF OUR BUSINESS AND THE OFFERING

Summary of Our Business

We believe fighting neighborhood blight is a defining issue of our time.

While there are many causes of neighborhood blight, it typically begins with the movement of people away from a particular neighborhood. As more people leave, more properties become vacant. As properties become vacant, they fall into disrepair and are abandoned. As more properties decay and are abandoned, neighboring properties lose some of their value and resident wealth is decreased. As resident wealth decreases, crime, drugs, and violence increase, creating further pressure on residents to flee. And when more residents flee, the entire cycle repeats and accelerates.

The Company intends to fight blight before it begins by empowering investors to acquire distressed mortgage loans and abandoned properties quickly and efficiently and thereby retake control over their communities.

Our business consists of five integrated components:

•	Marketplace: Our website, which we also refer to as our “Marketplace,” provides an online marketplace for both distressed mortgage loans (“Mortgage Loans”) and lender-owned properties that have already cleared the foreclosure process or been acquired through a deed in lieu of foreclosure (“REO Properties”) and are typically vacant. Buyers of these assets will include both large-scale investors (“Institutional Buyers”) and local investors trying to make money and improve their communities at the same time (“Community Partners”).

•	Training Services: Potential buyers of Mortgage Loans, especially Community Partners, might be intimidated by the sometimes byzantine foreclosure process and other aspects of owning a mortgage. We provide training directly and through third-party educational providers.

•	Financing: If a buyer does not have the cash to purchase a Mortgage Loan or REO Property, our innovative financing model can help. With 25% down, we will finance 75% of the price. In some instances, we may also fund up to 75% of the costs of repairs and/or renovations. This avoids the often time-consuming nature of traditional bank loans.

•	Support Services: We provide key resources such as an affiliated mortgage servicer and affiliated law firm to support investors through the resolution process.

•	Real Estate Management: We use our real estate broker license to help mortgage holders, servicers, and other property owners manage and sell properties, either to homeowners who will live in them or to investors who will repair and resell or rent them.

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Summary of the Offering

In this Offering, the Company is offering to sell up to $75,000,000 of its Series A Preferred Stock to the public. We refer to anyone who purchases Shares of Series A Preferred Stock in the Offering as an “Investor.”

If the Company has money after paying all of its expenses, including debt service, and establishing appropriate reserves for future obligations, it intends to distribute that money to its stockholders. Distributions to Investors will be governed by the Authorizing Resolution that establishes the Series A Preferred Stock. Under the terms of the Authorizing Resolution, while any Share of Series A Preferred Stock remains outstanding, any distributions by the Company must be made in the following order of priority:

•	First, to Investors until they have received a compounded return of 7% per year on their invested capital.

•	Second, any remaining funds will be distributed to Investors until they have received a return of all their invested capital.

•	Third, any remaining funds after Investors have received their 7% annual return and all of their invested capital will be retained by the Company’s common stockholder(s) (its management).

NOTE: The foregoing describes only the order in which distributions will be made under the terms of the Authorizing Resolution to the extent there are any distributions. There is no guaranty that we will earn enough profit to distribute a 7% return to Investors, or even to return their capital. The Company has not yet generated profits and may be unable to pay any distributions.

The Company will try to return to Investors all of their capital no later than the fifth anniversary of the purchase date, assuming there is sufficient cash flow. However, Investors might receive their capital sooner, later, or not at all.

THAT WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR
CAREFULLY FOR MORE INFORMATION

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RISKS OF INVESTING

Buying our Series A Preferred Stock is speculative and involves significant risk, including the risk that you could lose some or all of your money. This section describes some of the most significant factors that make the investment risky. The order in which these factors are discussed is not intended to suggest that some factors are more important than others.

Our Auditor Has Raised Questions About Our Ability to Survive as a Going Concern: In the audited financial statements attached to this Offering Circular, our auditor has noted that the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception, and that these factors, among others, raise substantial doubt about the Company’s ability to continue as a “going concern.” As further noted by our auditor, the Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from Investors sufficient to meet current and future obligations, and to deploy that capital effectively to produce profits. No assurance can be given that the Company will be successful in these efforts.

You Could Lose All Your Money: When you buy a certificate of deposit from a bank, the federal government (through the Federal Deposit Insurance Corporation) guaranties you will get your money back. Buying the Series A Preferred Stock of the Company is not like that at all. The ability of the Company to make the distributions you expect, and ultimately to give you your money back, depends on a number of factors, including some beyond its control. Nobody guaranties that you will receive distributions.

Your Return is Limited: Under the Company’s governing documents, the most an Investor can receive is a return of capital plus an annual return of 7%

We Are a Newly Formed Business With Limited Operating History: Although our management team has significant experience with Mortgage Loans and REO Properties, the Company itself is a start-up business with limited operating history, revenue, and operating capital. Like any start-up, the Company will face a number of challenges, including:

•	Developing a reputation and brand identity

•	Hiring and retaining qualified personnel

•	Raising capital

•	Controlling costs

•	Responding effectively to the offerings of existing and future competitors

•	Managing growth and expansion

•	Implementing adequate accounting, financial and other systems and controls

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Ability to Execute Our Growth Strategy: Our ability to build our business profitably will depend upon our ability to execute on our strategic initiatives and attract, retain and expand new customer relationships. This in turn will depend upon our ability to develop and market new products and services that meet customer demand in the marketplace, and to do so in a manner that is profitable to the Company on a sustainable basis. Our ability to expand will also be affected by broader economic factors and the strength or weakness of the overall housing market, which can impact demand for our services and increase competition.

Risks From Competition: We will compete with other companies offering to market Mortgage Loans and REO Properties and a handful of larger, more established companies that facilitate the management and sale of REO Properties. The business of purchasing and servicing non-performing loans is highly regulated and requires a fair amount of sophistication and access to capital to succeed. Similarly, marketing our platform to both local investors and secured noteholders requires substantial amount of time, effort, expertise, and capital. There is no guaranty that we will be able to compete successfully in either business.

We May Not Be Able to Attract Sufficient Users to Our Marketplace: As is true with any marketplace, our success depends in large part upon our ability to attract enough sellers and buyers. Potential sellers have to believe there are enough potential buyers at the Marketplace to make it worth listing Mortgage Loans and REO Properties, while potential buyers have to believe the shelves of the Marketplace will be well-stocked with Mortgage Loans and REO Properties, a classic chicken-or-egg problem that is also true with any new marketplace.

Training Community Partners Can Feel Like Herding Cats: As former community activists turned investors, we love working in the trenches with local activists to transform neighborhoods for the better. At the same time, this same passion and capacity for embracing new ideas can also make organizing and training these activists as potential buyers of Mortgage Loans and REO Properties difficult and time consuming. While we believe we have the skills, knowledge, and temperament to be able to do this successfully, there is no guaranty it will work or that we will be able to train sufficient numbers of community-based buyers to differentiate our business from competitors.

Foreclosing on Properties Is Rarely Easy or Efficient: In the best of times, foreclosing on even a vacant property is time and labor intensive and can involve any number of complications (e.g., tax or title issues, problems with utility providers, etc.) that delay or disrupt an efficient transfer of title. Since the onset of COVID-19, already over-burdened courts are even further behind, meaning more delays and more uncertainty as the foreclosure process plays out. At the same time, the existence of various federal, state, and local foreclosure moratoriums due to COVID-19 have created a national patchwork of existing laws which only add to the complexity and time-consuming nature of the foreclosure process. All of these factors can make it unattractive for any investor and particularly Community Partners from operating in this space. If we are unable to expand the pool of potential investors, our business model may not work or may not work as we originally intended, both of which may have negative consequences to our investors.

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Our Innovative Financing Model is Unproven: We intentionally designed our financing model to streamline the traditional bank financing model with a model we believe is better for both sellers and buyers (and our Company). However, with any innovation comes the risk that the model does not work as intended or leads to unintended outcomes. We believe we have structured our underwriting process, servicing agreements, and participation agreements in a way that will minimize these risks while maximizing our chances for success. However, we cannot say with any certainty whether this is actually the case until we actually do it.

Our Business Is Heavily Regulated: Various aspects of our business are highly regulated, including the mortgage loan foreclosure process, the mortgage investment business, and the real estate brokerage business. We expect to devote substantial resources to compliance matters and could incur significant ongoing costs to comply with new and existing laws and governmental regulation. If we fail to operate our business in compliance with applicable laws and regulations, our business, reputation, financial condition and results of operations could be materially and adversely affected. Our failure to comply with all applicable federal, state and local laws could result in, among other things (i) loss of our license to engage in our businesses, (ii) government investigations and enforcement actions against us, (iii) fines, penalties and judgments against us, (iv) civil lawsuits, including class actions, (v) criminal liability, and (vi) breaches of covenants and representations under our servicing agreements, debt agreements or other agreements.

Specific Regulatory Risks: Among the specific regulatory risks associated with our business model are the following:

•	The risk that our financing arrangements could violate state usury or consumer protection laws;

•	The risk that sales of Mortgage Loans or REO Property will be deemed sales of securities;

•	The risks associated with the mortgage foreclosure process, including the chance that foreclosure laws are rewritten in light of the COVID-19 epidemic or that additional foreclosure moratoriums are implemented, perhaps indefinitely;

•	The risk of operating as a licensed real estate broker in a single state while accepting referral fees from brokers in other states; and

•	The risk that referring our Community Partners to a law firm controlled by one of our principals would violate applicable ethics rules.

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Local Zoning and Property Improvement Laws: Local zoning and other property improvement laws can be complex and time-consuming even for the well-versed. With the onset of COVID-19, these processes are even slower and more inefficient, meaning more delays for our buyers before they are permitted to improve their properties. If a buyer is not permitted to improve the property as planned, it could impact the value of the property to be sold, perhaps significantly, which would decrease the resale price and in turn our distributions to our Investors.

We Don’t Own the Technology for our Marketplace: Currently, the Company licenses the technology we use in our Marketplace from a third party, OrangeGrid. While we are developing our own technology, which we hope to implement by the middle of 2022, there is no guarantee that we will be successful or that something won’t cause an interruption in our relationship with OrangeGrid in the interim.

We Depend On Our Management Team And Will Need To Fill Key Positions: Our success depends substantially upon the talent and abilities of our executive officers and other key members of management, particularly our Director of Operations & Innovation and our Director of Marketing. Both of these employees are terminable by either party at any time and for any reason. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. We are also reliant on our relationship with Jorge P. Newbery, our founder, CEO and a director of the Company, and entities affiliated with Mr. Newbery. Among other things, we will rely on Mr. Newbery’s industry expertise and relationships in order to secure customers and source investment opportunities. If Mr. Newbery were to resign, die or become ill, the Company and its business could suffer.

We Rely on a Small Group of Employees: The Company has a very small management team. The loss of any key employees could have a material adverse impact on our operations. Additionally, we expect that we will need to hire additional employees to scale our business and execute our growth strategy. There is no guaranty that we will be successful in identifying, hiring, training, and retaining qualified employees when and as needed.

Real Estate Brokerage Referral Agreements: We will need to establish real estate brokerage relationships in every state where we operate to fully realize the profit-making potential of the Company. If we cannot establish such relationships, we may not be able to capture all of the potential upside of the Company which could result in lower distributions to our investors.

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Licensing Requirements Applicable to Our Mortgage Loan Business: Many states impose licensing requirements on investors who buy and sell Mortgage Loans secured by 1-4 family residential properties. The Company has elected to acquire loans through a Delaware statutory trust (American Homeowner Preservation Trust Series preREO, DST, or the “Trust”) with a national bank trustee because, among other reasons, we believe this structure will generally allow us to operate under either a permanent exemption from such licensing requirement in some jurisdictions, or under a temporary exemption in other jurisdictions, during which time we intend to obtain the necessary licenses. However, one or more jurisdictions could determine that this structure does not exempt us from their licensing requirements, which may result in interruptions to our business operations or might require us to suspend or completely terminate the acquisition of Mortgage Loans in those jurisdictions. Any failure to be appropriately licensed may prevent us from pursuing business opportunities that could be beneficial to the Company, and could expose us to investigations, lawsuits, administrative proceedings, costs (including attorneys’ fees), fines, judgments, penalties, or other consequences, which could materially and adversely affect our financial condition.

Risks Relating to Technology: Our Marketplace depends on complex technology systems. Technology failures could hurt our business in a number of ways. For example, a failure of technology could cause us to list a Mortgage Loan for sale that shouldn’t be offered, certify a Community Partner who shouldn’t have been certified, or fail to meet the expectations of customers, causing harm to our reputation, or result in a breach of security and the disclosure of sensitive information.

Risks Relating to Personally Identifiable Information: We will routinely collect, process, store, use and disclose personal information of homeowners, borrowers, Community Partners and Institutional Sellers, including but not limited to names, addresses, social security numbers, bank account numbers, credit card numbers and credit history information. That kind of personal information is subject to various federal, state and other laws regarding data privacy and protection. The regulatory framework for data privacy and protection issues in the United States and internationally is constantly evolving and is likely to remain fluid for the foreseeable future. We may be required to expend significant time, money and other resources towards compliance with such laws, and we may be subject to orders, fines, penalties or other adverse consequences from governmental authorities, as well as lawsuits from consumers, if we fail to comply with such laws. An actual or perceived failure by the Company to properly safeguard and use sensitive personal information could severely damage our reputation and harm our business.

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Pricing of Mortgage Loans and REO Properties: Our success depends in part on our ability to estimate the value of mortgage loans that are in default. Although the Company and its advisors rely on various objective criteria, ultimately the value of these loans is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

Incomplete Due Diligence: We perform due diligence on the Mortgage Loans and REO Properties we purchase, meaning we review some of the available information about the loans and the underlying collateral. As a practical matter, however, it is simply impossible to review all of the information about a given loan (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is omitted or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, and we cannot verify all the information we receive independently. It is also possible that we have reached inaccurate conclusions concerning the information we have reviewed.

Reliance on Third Parties: We expect to engage third parties to provide essential services. If a third party we retain performs poorly or becomes unable to fulfill its obligations, the Company’s business could be severely disrupted and our financial condition could be adversely affected. Disputes between us and our third party service providers could disrupt our business and may result in litigation or other forms of legal proceedings (e.g. arbitration), which could require us to expend significant time, money and other Company resources, which could adversely affect the Company’s financial position. We might also be subject to, or become liable for, legal claims relating to work performed by third parties we have contracted with, even if we have sought to limit or disclaim our liability for such claims or have sought to insure the Company and its affiliates against such claims.

Arbitrary Pricing: The initial price of our Series A Preferred Stock was determined arbitrarily by our management, was not determined by an independent appraisal of the Company’s value and bears no relationship to traditional measures of value such as EBITDA (earnings before interest, taxes, depreciation, and amortization), cash flow, revenue, or book value.

Need for Additional Capital: There is no guaranty that the Company will raise sufficient capital in this Offering to cover its operating and other expenses in connection with its planned operations. Even if the Company sells all of the Series A Preferred Stock being offered, the Company may need to raise additional capital in the future through equity offerings, debt financing, strategic partnerships or by other means. Additional funding may not be available on favorable terms, or at all. If the Company is unable to obtain sufficient funding, it may be forced to reduce or terminate its operations, which may adversely affect our business and results of operations. If we issue additional capital stock in the future, this may result in dilution to Investors. If we engage in debt financing, our lenders generally have priority over our Investors, and we may be required to accept terms that restrict our ability to incur additional indebtedness or otherwise operate our business.

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New Securities Could Have Superior Rights: In the future, the Company could issue securities that have rights superior to the rights of the Series A Preferred Stock. For example, the holders of new securities could have the right to receive distributions before any distributions are made to the holders of the Series A Preferred Stock.

Competing Objectives: The Company has financial objectives – generating current income and capital appreciation, but has non-financial objectives as well – namely, providing viable solutions to prevent neighborhood blight. Because of its dual objectives, one relating to financial returns and the other related to social betterment, the Company does not try to squeeze the maximum possible financial value from every Mortgage Loan or REO Property. Similarly, while we expect our socially responsible strategies may be attractive to some mortgage holders, others may opt to contract with investors who are strictly focused on maximizing financial returns. As a result, the ability of the Company to make distributions to Investors could be impaired.

Limitation on Rights in LLC Agreement: The Company’s LLC Agreement limits your rights in several important ways, including these:

•	The Company is controlled by its founder, Jorge P. Newbery. The business and affairs of the Company will be managed by its Board of Directors (the “Board”), who will be selected from time to time by Mr. Newbery. Mr. Newbery will control a majority of the votes of the Board on any matters submitted to the Board for approval. Investors do not have the right to elect or remove the members of the Board or otherwise vote on or approve actions of the Company.

•	The LLC Agreement does not permit Investors to transfer their shares without the prior written consent of the Board (except for certain transfers to family members or transfers to the Company), which consent may be withheld in the Board’s sole discretion.

•	The LLC Agreement grants the Company a right of first refusal to purchase any shares proposed to be transferred by a stockholder (except for certain transfers to family members).

•	The LLC Agreement contains a “drag-along” provision, permitting the Board to approve a sale of the Company and require each stockholder of the Company to sell his, her or its shares (each stockholder would receive its pro rata share of the net proceeds of the sale).

•	The LLC Agreement significantly curtails your right to bring legal claims against management. Among other things, the LLC Agreement provides that the Company’s directors and officers shall not owe any fiduciary duties to the Company or its stockholders and grants broad indemnification rights to the Company’s directors and officers to the fullest extent permitted by applicable law. This means that stockholders would generally be barred from bringing claims for breach of fiduciary duty, misappropriation of business opportunities, or similar claims alleging that the directors, officers and/or employees of the Company breached some duty or obligation to stockholders or the Company (but not claims based on a breach of the terms of the LLC Agreement or Authorizing Resolution). The waiver of fiduciary duties does not apply to claims made under the federal securities laws.

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•	The LLC Agreement provides that stockholders shall not have appraisal or “dissenter’s” rights in connection with their shares of the Company’s capital stock and shall waive any such rights they might be deemed to have.

•	The LLC Agreement limits your right to obtain information about the Company and to inspect its books and records.

•	Section 13.1 of the LLC Agreement provides that the Board is permitted to amend the LLC Agreement in certain respects without your consent.

•	The LLC Agreement provides that the state or federal courts located in Delaware shall be the exclusive forum for disputes relating to the LLC Agreement.

•	The LLC Agreement requires that you waive the right to a trial by jury in respect of any legal action arising out of or relating to the LLC Agreement. This waiver of the right to a jury trial would not apply to claims made under the federal securities laws, however.

Limitation on Rights In Investment Agreement: To purchase Series A Preferred Stock in this Offering, you are required to sign our Investment Agreement. The Investment Agreement limits your rights in several important ways, including these:

•	Any claims arising from your purchase of Series A Preferred Stock or the Investment Agreement must be brought in the state or federal courts located in Delaware, which might not be convenient to you.

•	In general, you would not be entitled to recover any lost profits or special, consequential, or punitive damages. This provision would not apply to claims made under the federal securities laws.

Forum Selection Provision: Our LLC Agreement and Investment Agreement each provide that any dispute arising from such agreement (including, but not limited to, any dispute arising from the purchase of Series A Preferred Stock pursuant to the Investment Agreement) will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

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Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Conflicts of Interest: Our interests could conflict with your interests in a number of important ways, including these:

•	Your interests might be better served if our management team devoted its full attention to managing the Company. Instead, they will manage other businesses, and these other entities may compete directly with the Company. In particular, certain directors and executive officers of the Company will manage other investment programs which may compete with the Company for opportunities to purchase non-performing loan pools. We have not adopted any specific policies or procedures regarding conflicts of interest (including, without limitation, regarding the allocation of investment opportunities, resources, expenses or other items among the entities affiliated with our Board of Directors and executive officers).

•	Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

•	We might finance or buy loans purchased from our affiliates. Although we will always seek to establish a fair, arm’s-length price for loans, our interests as a seller conflict with your interests as a buyer.

•	The lawyer who prepared the LLC Agreement, the Investment Agreement, and this Offering Circular represents us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Uninsured Losses: We will decide what kind of insurance to purchase, and in what amounts. However, some risks cannot be insured at all, or cannot be insured on an affordable basis, and the Company might not be able to purchase or afford all the insurance it needs. Therefore, the Company could incur an uninsured loss.

No Market for the Series A Preferred Stock; Limits on Transferability: There are several obstacles to selling or otherwise transferring your Series A Preferred Stock:

•	There will be no established market for your Series A Preferred Stock, meaning you could have a hard time finding a buyer.

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•	By its terms, the Series A Preferred Stock may not be transferred without our Board of Directors’ consent (except for certain transfers to family members or transfers to the Company).

•	Although you have the right to ask us to purchase your Series A Preferred Stock, there is no guaranty that we will be able to do so.

Taking all that into account, you should be prepared to own your Series A Preferred Stock indefinitely.

Early Payment: The Company expects to pay back your capital before the fifth anniversary. Therefore, you should not expect to receive a 7% annual return for the entire five-year period.

Risk of Failure to Comply with Securities Laws: Affiliates of the Company have previously sold securities relying upon the exemptions under Rule 506(c) of Regulation D and Regulation A issued by the SEC. The current Offering by the Company relies on the exemption under Regulation A. In all cases, we have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the federal government and State regulators, as well as to lawsuits from investors.

Investors Can’t See Our Actual Investments Before Investing: As of the date of this Offering Circular, the Company doesn’t own any Mortgage Loans or REO Properties. As a result, Investors cannot see or evaluate our assets before making an investment decision. Instead, Investors are asked to invest first, then trust that their money will be used wisely.

The Company Stands on Its Own: The Company will either succeed or fail on its own account. Although certain affiliates of the Company have been successful, there is no guaranty that the Company will be successful. Further, neither the founder nor any other person or entity has committed to provide financial assistance to the Company should such assistance become necessary.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company’s internal controls.

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The Company is an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an “issuer” (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

The Scourge of Neighborhood Blight

Today in the United States, there are approximately five million homeowners who are behind on their mortgages, while more than 200,000 vacant properties were in foreclosure during the fourth quarter of 2020. According to a recent survey from the Mortgage Bankers Association, the seasonally-adjusted mortgage delinquency rate during the fourth quarter of 2020 (14.65%) remains near all-time highs, while the percentage of mortgage loans in foreclosure (0.56%) was at its lowest point in nearly 40 years.

Taken together, these numbers indicate the potential for a tsunami of new mortgage foreclosures once various COVID-based federal and state foreclosure moratoriums expire. Millions of foreclosed homes potentially means millions of homes sitting unused and vacant for extended periods of time, sometimes years. These vacant and abandoned properties contribute to neighborhood blight and are associated with a whole host of negative social ills, including:

•	A University of Pennsylvania study of vacant properties in Philadelphia found that 89% of city blocks with at least one vacant property experienced one or more aggravated assaults (with a median of 4 such assaults) and 64% of such blocks had one or more gun assaults (median of 1 such assault);1

•	A growing body of research shows that neighborhood blight is associated with increased marijuana use by middle school and high school students while other studies have described abandoned buildings as “magnets of crime” because they serve as havens for drug abuse, including shooting galleries for injection drug use;2 and

•	A study of 107 US cities found that vacant and boarded-up housing was associated with a variety of poor health outcomes for area residents, including increased risks of gonorrhea, premature death, diabetes, and suicide.3

Neighborhood blight typically begins with a single vacant house, then spreads in a predictable vicious cycle. The Company is committed to battling blight by nipping the vicious cycle in the bud, moving quickly to put vacant houses back to use, while trying to help prevent other homes from being vacated in the first place.

1 “Vacant Properties and Violence in Neighborhoods,” by Charles Barana, Davis Rubin, and Wengsheng Guo. Published by the University of Pennsylvania Scholarly Commons (2012) and available at https://repository.upenn.edu/cgi/viewcontent.cgi?article=1004&context=cml_papers.

2 “The Growth of Neighborhood Disorder and Marijuana Use Among Urban Adolescents: A Case for Policy and Environmental Interventions,” by C. Debra M. Furr-Holdent et al. Published by the National Institute of Health (May 2011) and available at: https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3084354/.

3 “More Than Just an Eyesore: Local Insights and Solutions on Vacant Land and Urban Health” by Eugenia Garvin et al. Published by the National Institute of Health (June 2013) and available at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3665973/.

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Five Pieces of the Puzzle

Committed capitalists, we believe the most effective way to reduce the number of vacant houses in our neighborhoods is to create an efficient marketplace for returning houses to the use for which they are intended: as homes for American families.

For our purposes, Mortgage Loans and REO Properties are two sides of the same coin. Or to put it differently, a Mortgage Loan is, in some respects and for our purposes, simply an REO Property with a defaulted loan attached.

From our experience, the ideal buyers of both Mortgage Loans and REO Properties are small, local investors, sometimes community activists or nonprofit groups looking to eliminate vacant houses in particular neighborhoods. We refer to these as our Community Partners. Nobody wants to own a vacant house in a blighted neighborhood. Similarly, each buyer of a Mortgage Loan wants to increase the underlying value by having or keeping the property occupied. Everyone involved has the same goal.

Our job is to create and facilitate an efficient and effective marketplace. We do this in four ways:

•	We create an online marketplace for Mortgage Loans and REO Properties, where buyers and sellers can meet and do business.

•	For those who might be intimated by the process, we provide training.

•	For those with insufficient liquid assets, we provide financing through the use of Participation Agreements.

•	We provide key resources such as an affiliated mortgage servicer and affiliated law firm to support investors through the resolution/foreclosure process.

•	To facilitate the management and sale of REO Properties, we are a licensed real estate broker providing management and disposition services through a nationwide network of real estate brokers and agents.

Each of these pieces is discussed below.

The Marketplace

Overview

Our online Marketplace, located at www.preREO.com, was designed by an experienced team of market experts and technical designers, using cutting-edge technology that we license from a third party, OrangeGrid. We are currently developing our own proprietary interface that we believe will offer a superior user experience based on the insights gleaned from our current platform.

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Our Marketplace is designed to lower the barriers which have historically prevented smaller investors from participating in the Mortgage Loan and REO Property markets. We believe this unique interface will help us tap into both a new investor class while retaining traditional investors in these industries in a way that will eventually make us market leaders while spawning an entire generation of copy-cat competitors seeking to duplicate our success.

Buyers and sellers of Mortgage Loans and/or REO Properties begin by logging on to www.preREO.com and creating a profile. Sellers can list assets for free, with no obligation to sell and no obligation to list exclusively on our Marketplace. In fact, we also automatically list any assets for sale on our Marketplace with other third party sites such as Zillow.com and Trulia.com to ensure the largest possible pool of potential buyers. Sellers can also remove their assets at any time, making listing assets on our Marketplace as simple and as friction-free as possible.

Potential buyers can browse the Marketplace for Mortgage Loans and/or REO Properties, filtering by individual communities, by price, or in a number of other ways.

Each listing shows one or more pictures of the available property as well as the following information:

•	The proposed selling price of the Mortgage Loan or REO Property (determined by the seller, not by the Company);

•	The square footage of the property, the number of bedrooms and bathrooms, and other relevant information;

•	The estimated value of the property as determined by a broker price opinion (“BPO”) from a local real estate agent; and

•	For Mortgage Loans, certain publicly-available information including the estimated debt, the occupancy status, and the status of any foreclosure and/or other legal action.

Interested buyers can communicate with the seller through the platform to obtain any other information or ask questions about the listed asset before making a bid. Sellers can review and decide to accept, reject, or make a counteroffer for any bid it receives on a given asset. Our interface makes it easy for buyers and sellers to negotiate further if necessary.

Screening Assets, Buyers, and Sellers

Mortgage Loan Due Diligence

We intend to conduct the following due diligence on Mortgage Loans before allowing them to be listed on our Marketplace:

•	We will review a title report or other public records to ensure that the Mortgage Loan represents a valid first lien on the underlying real estate, as well as to identify any delinquent taxes or liens.

•	We will review the loan servicing records, including servicing comments.

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•	We will review the collateral loan file to identify any missing or uncompliant loan documents.

•	We will review a Broker Price Opinion, which estimates the value of the property.

•	We might perform additional due diligence, or different due diligence, as the business evolves.

REO Property Due Diligence

We perform much of the same due diligence on REO Properties as we do on Mortgage Loans. The fact that many REO Properties have already gone through the mortgage foreclosure process and are now owned by a lender seeking to offload them makes our due diligence much cleaner and simpler (not all REO Properties will have gone through foreclosure; some may have been obtained through a deed in lieu of foreclosure). Still, a variety of issues such as unpaid taxes, zoning violations, and environmental liabilities may still emerge, and it is possible that other types of creditors may still have an interest in the property. As a result, we try to provide as much information as we can to an interested buyer, with the hopes of overcoming the information asymmetry that is endemic to this industry.

Screening of Potential Buyers

Just as we perform due diligence on Mortgage Loans and REO Properties, we also screen buyers. Currently, our screening process includes:

•	We perform credit checks on potential Community Partners to determine creditworthiness and financial wherewithal.

•	For both Community Partners and Institutional Investors, we look for ties to the local community.

•	We look for experience with Mortgage Loans and REO Properties.

•	We perform background checks, litigation checks, and OFAC checks.

We expect to modify our due diligence process as the business evolves.

Our goal is to ensure that buyers have the requisite skills, knowledge, and experience to quickly and efficiently close on a Mortgage Loan or REO Property before they enter into a binding purchase commitment. Having a committed and skilled buyer pool is one of our major selling points to potential sellers and we want to do everything in our power to ensure a smooth and seamless transaction.

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Training

We require Community Partners (not Institutional Buyers) to provide evidence of experience with Mortgage Loans and/or REO Properties. For those who lack experience the Company provides training, both directly and through third-party educators. This training covers the following:

•	Understanding the foreclosure process;

•	Mortgage loan servicing and regulatory considerations;

•	Navigating bankruptcies;

•	Tax, title, insurance and property preservation requirements;

•	Borrower rights and notification requirements;

•	Finding assets using the Marketplace;

•	Bidding on assets;

•	Using the foreclosure process to take control of a property;

•	Receiverships, which may enable the repair and rental of properties during the foreclosure process:

•	Making a profit from renting or selling a property after foreclosure.

Our training program includes multiple on-demand videos with session slides and full transcripts available for each video. We also make our founder and chief executive officer, Jorge Newbery, available to participants in a “Boot Camp” program.

Other educators also offer preREO training programs. These educators pay a royalty to preREO.

Financing Assistance

A buyer with the capital to purchase a Mortgage Loan or REO Property outright is free to do so. In that case the Company would earn a fee of 2% of the acquisition price, with a $2,000 minimum for Mortgage Loans, paid by the buyer. For REO Properties, we would earn 25% of the sell-side real estate commission and, if the initial buyer contact came through the Marketplace, 75% of the buy-side, paid by the listing real estate brokerage as a referral fee. Multiple Mortgage Loans closed on the same day can count towards the $2,000 minimum.

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In many cases, however, the buyer, especially a Community Partner, will not have enough capital to purchase a Mortgage Loan or REO Property outright. In part that is because banks and other traditional lenders simply do not understand, and therefore do not want to participate in, this market. This is where our experience in the market allows us to capture significant financing opportunities while facilitating the buying and selling of assets.

We will provide financing through the use of a Participation Agreement. For a full summary of our standard Participation Agreement, see “Summary of Participation Agreement.” The essential terms will be as follows:

•	The buyer will pay 25% of the acquisition price of the Mortgage Loan or REO Property at closing. We will finance the remaining 75%. In some instances, we may also fund up to 75% of the cost of repairs and/or renovations.

•	The buyer will make monthly payments of interest.

•	The buyer may pay off the loan at any time, but no later than the earlier to occur of (i) the date the loan or property is sold to a third party, (ii) the day that the loans is settled, paid off, or otherwise resolved, or (iii) the date the loan matures (typically three years).

•	The buyer will control the foreclosure and disposition processes.

•	For security and regulatory purposes, the Trust will hold legal title to the Mortgage Loan or REO Property.

We will offer financing not only for Mortgage Loans and REO Properties offered on our Marketplace, but also for Mortgage Loans and REO Properties originated elsewhere.

Support Services

Under the terms of our Participation Agreement, our affiliates will provide important assistance to the buyer of a Mortgage Loan:

•	Our affiliate, AHP Servicing, LLC (“AHP Servicing”) will service the Mortgage Loan. Not only is a licensed mortgage servicer required to service home mortgage loans in most states, but AHP Servicing will also greatly reduce the administrative burden, allowing the buyer to focus all of his, her, or its efforts on managing the foreclosure process and making improvements to the underlying property. AHP Servicing will charge the buyer $50 a month to provide these servicing services.

•	Activist Legal will help the buyer petition the local court to appoint a receiver for the property, allowing the buyer to begin making improvements to the property while the foreclosure process moves forward.

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•	Activist Legal will continue to provide the buyer with legal support throughout the foreclosure process. However, the buyer will direct the process and make all decisions. The buyer will pay Activist Legal in accordance with the FNMA Foreclosure Allowable Attorney Fee structure currently available at Fannie Mae’s website (www.servicing-guide.fanniemae.com).

Real Estate Services

We hold Louisiana real estate broker license (license number BROK.995702833-CORP) that allows us to participate in the sale of property anywhere in the country through local real estate brokers. If we are involved in a sale, we would receive a 25% referral fee on the sell side fees of the local broker. Also, if the initial buyer contact came through the Marketplace, we would receive an additional referral fee of 75% of the buy side fees of the local broker. In addition to the potential revenue, we view our relationships with local brokers as an opportunity to continue growing the Company’s brand to new markets and to new buyers and sellers of Mortgage Loans and REO Properties.

Credit Facility

When we enter into a Participation Agreement with a buyer of a Mortgage Loan or REO Property, we expect to borrow approximately 85% of the financed amount from an institutional lender, secured by a first lien on the Mortgage Loan or REO Property. Currently we expect the interest rate on these loans to be in the range of 6% per year. Of course, the interest rate charged by institutional lenders could change, which may result in a change to the interest rate under our Participation Agreements.

Thus, when all is said and done the purchase of a Mortgage Loan or REO Property will likely be financed as follows:

•	25% by the buyer;

•	50-65% by an institutional lender; and

•	10-25% by the Company.

Because the buyer will be paying the Company interest at the rate of 12%, paying 6% to an institutional lender affords the Company to profit from the financing arrangement.

The institutional lender might require the assets securing its loan to be held in a separate entity. In anticipation of this requirement, the Company has created preREO Capital LLC, a wholly-owned subsidiary.

Some Mortgage Loans and/or REO Properties might not fit the eligibility criteria set forth by an institutional lender. For example, an institutional lender may not want to participate in the financing of assets involving properties over or under a certain value threshold. When this occurs, the Company may provide 100% of the amount financed.

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How We Market to Buyers and Sellers

While we are open to sellers of all kinds and sizes, we believe that most of our sellers will be larger institutional sellers such as banks, credit unions, and private equity funds. Listing on our Marketplace is free and easy, but perhaps the greatest attraction is the assistance we provide to potential buyers, financial and otherwise.

We connect with potential sellers through business development efforts as well as through a third-party affiliate program. For each seller introduced by the third-party affiliate, we pay $50 per Mortgage Loan sold in the first year after the seller registers.

To attract buyers, we intend to list the Mortgage Loans and REO Properties listed on our Marketplace on various third party websites We believe our Marketplace will have particular resonance with Community Partners looking for investment properties or a family home. While we will list Mortgage Loans and REO Properties of various values, our principal focus is on properties valued at less than $250,000 (the largest segment of the Mortgage Loan and REO Property market) which we believe will be particularly attractive to this segment of buyers.

In addition to third party websites, we also anticipate marketing our Marketplace to buyers through social media, community groups, email campaigns, and outreach to local investing groups. We also pay third-party affiliates $200 per Mortgage Loan purchased by a buyer they introduce in the first year after a buyer registers.

At the end of the day, the goal of the Marketplace is to facilitate participation with small local investors while maintaining appeal and opportunities with larger institutions. We will marshal all of our marketing efforts to buyers and sellers to that end.

Competition

We face competition from other online portals including auction.com, Xome, Hubzu, Hudson & Marshall, Notetrader, Paperstac, and Foundation Property Portal, among others. Some of our competitors might have greater resources, technical expertise, and market reach than we do. We are not aware of any competitor that knows more about the market.

Beyond market knowledge, we believe the Company offers several important competitive advantages over competitors, including:

•	First-Mover Status: None of our competitors is seeking to include local investors in the default mortgage space in remotely the same manner or scale as we plan. We think this is a significant value-add for both our sellers, who appreciate our highly motivated and differentiated buyer base that is atypical for most sites, and our buyers, who appreciate our willingness to reduce or eliminate the barriers to entry. We believe this model, combined with our significant experience in many aspects of the real estate business, will give us a tremendous advantage versus our competitors.

•	Innovative Structure: As far as we know, our approach in offering both financing and training to local investors is unprecedented.

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Activist Legal

Jorge P. Newbery is a partner in Activist Legal LLP, a law firm based in Washington D.C. Although Mr. Newbery is not a lawyer, Washington D.C. permits non-lawyers to be partners in law firms. The law firm facilitates default legal services nationwide and seeks to achieve consensual resolutions of delinquent Mortgage Loans and avoid litigation whenever possible. The firm provides these services through a network of qualified co-counsel.

Factors Likely to Affect Our Business

The ability of the Company to conduct its business successfully depends on several factors:

•	Our Ability to Attract and Retain Qualified Employees. Like many businesses, we rely on data and technology whenever possible. However, an important key to our success will be our ability to not only innovate, but also effectively and efficiently communicate with investors and business partners. As a result, we must attract and retain highly-skilled employees.

•	Our Ability to Attract Institutional Sellers. Our success is dependent on attracting, retaining, and expanding our relationships with third-party sellers of assets. We must deliver long-term profitability and make our process as streamlined and user-friendly as possible. Communicating effectively and successfully marketing the benefits and advantage of the Company over more traditional business methods is the key to our growth.

•	Availability of Reasonably Priced Loans. The success of our model is contingent upon accessing Mortgage Loans and REO Properties that can be sold at a reasonable price. Historically, the volume of these types of loans and properties have fluctuated, especially during the recession of 2008-9. As homeowners fell victim to an unstable marketplace, this resulted in their inability to make payments. Financial institutions were forced to liquidate their portfolios, resulting in mass foreclosures. As the state of the economy evolves, the number of available Mortgage Loans and REO Properties could either increase or decrease. This could have a significant impact on the price of assets listed for sale on the Marketplace.

•	Health of the Housing Market: We expect that most investors will pursue profit through our Marketplace by buying assets and later selling them (although we expect some homebuyers to use the Marketplace as well). If housing prices drop, profits from property sales may decrease as well. This scenario may make our program less attractive to potential investors.

•	Our Ability to Implement Technology: To maximize the efficiency of our business, we will implement and leverage technology solutions across our operations. This includes the development of a user-friendly and legally-compliant Marketplace. Our ability to implement and utilize technology is critical in successfully delivering the innovative user experience we envision.

•	Changes in Laws. Our business is highly regulated. Laws and regulations can change and could adversely affect our business model.

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Key Positions

The following are the key positions in the operation of the Company’s business:

•	Director of Marketing. Our Director of Marketing will be responsible for driving both online and offline communication initiatives aimed at growing the userbase of the Marketplace.

•	Director of Operations & Innovation. Our business depends on finding innovative technological solutions to long-standing challenges in the market for Mortgage Loans and REO Properties. Our Director of Operations & Innovation will be tasked with addressing these challenges on an ongoing basis.

Revenue and Expenses

Our revenue will consist of:

•	Program Fees: We will receive a fee of 2% for Mortgage Loans or REO Properties sold on the Marketplace, within a $2,000 minimum fee for Mortgage Loans. We will receive the same fee to finance assets sourced off the platform The minimum may be satisfied through the closing of multiple Mortgage Loans on the same day.

•	Interest Income: We will charge interest on the amounts we finance under Participation Agreements.

•	Real Estate Commissions: We will receive 25% of the sell-side sale received by these brokers on any transaction in which we participate. In addition, if the initial buyer contact came through the Marketplace, we would receive an additional referral fee of 75% of the buy-side sale commission. These referral fees will be paid by the local listing broker.

•	Referral Fees: We will receive referral fees equal to 25% of the property management fees charged by local real estate brokers when we refer receiverships and similar business.

•	Training: We will earn fees when we sell training courses directly as well as royalties on training course created and sold by third-party educators.

Our expenses will include:

•	Interest Expense: When and if we borrow money from institutional investors, we will pay interest.

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•	Marketing Costs: The nature of an online marketplace is not “Build it and they will come.” Instead, we will spend a significant amount of money trying to attract both sellers and buyers.

•	Technology Expenses: We are building a proprietary platform to sell Mortgage Loans and REO Properties. In the meantime, we must pay the cost of third-party maintenance involving the current iteration of the Marketplace.

•	Compliance Costs: Our business is regulated on several fronts. To remain in compliance, we will pay lawyers and other compliance experts.

Offices and Employees

Offices

The Company’s office is located at 440 S LaSalle Street, Suite 1110, Chicago, IL 60605. The Company and its affiliates occupy approximately 1,200 square feet of office space.

Employees

The Company and its affiliates have approximately 98 employees, located in Chicago, Washington D.C., Brea CA, Dallas and Buffalo.

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SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $75,000,000 of Series A Preferred Stock, which we refer to as the “Series A Preferred Stock.”

Price of Series A Preferred Stock

Initially, we will offer the Series A Preferred Stock at $10.00 per share. During the term of this Offering, we may increase or decrease the price to reflect changes in the value of our assets and the amount of our liabilities, which will be determined by the Manager in its sole and absolute discretion. Changes in the price will be reflected in an additional filing with the SEC.

Voting Rights

Owners of the Series A Preferred Stock – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Board of Directors exclusively. However, without the consent of a majority of the Investors, measured by the number of shares held, the Board may not amend the Company’s LLC Agreement in a manner that would reasonably be expected to have an adverse effect on the Company or its Stockholders.

Distributions

If the Company has money after paying all of its expenses, including debt service payments and establishing reserves for future obligations, it intends to distribute that money to its stockholders. We intend to make distributions on a monthly basis. Distributions to Investors will be governed by the Authorizing Resolution, which (together with the LLC Agreement) contains the terms of the Series A Preferred Stock. The Authorizing Resolution provides that, while any share of Series A Preferred Stock remains outstanding, any distributions by the Company, including distributions in liquidation of the Company, must be made in the following order of priority:

•	First to Investors until they have received a compounded annual return of 7% on their invested capital (the “Series A Preferred Return”).

•	Second to Investors until they have received all of their invested capital.

•	Third, after Investors have received their 7% annual return and all their invested capital, the holders of the Company’s Common Shares will receive any further distributions.

The Authorizing Resolution is attached as Exhibit 1A-2C.

IMPORTANT NOTE: The distribution “waterfall” discussed above describes only the order of priority in which the Company must make distributions to the extent it has money to distribute – it is not a guaranty that the Company will generate sufficient income to make any distributions. There is no guaranty that we will have enough money to pay Investors a 7% return, or even to return their capital. The Company has not yet commenced operations, has not generated profits, and may be unable to pay distributions. T hus, Investors could receive a return lower than 7% or even lose all their money and receive no return at all.

Termination of Interest

Once an Investor has received a full return of his, her, or its capital and full payment of the Series A Preferred Return, the Investor will have no further interest in the Company and his, her, or its Series A Preferred Stock will be canceled.

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Term of Series A Preferred Stock

The Authorizing Resolution provides that the Board must try to return all of the money invested by each Investor no later than the fifth (5th) anniversary following the investment. If the Company doesn’t have enough money, holders of our Series A Preferred Stock might receive a return of their investment later than five years, or not at all. If the Company is profitable, as we expect it to be, it is very likely that investors will receive a return of their investment sooner than five years.

How We Decide How Much To Distribute

To decide how much to distribute, we start with our revenues and expenses described in “Our Company and Business –Revenue and Expenses.” We then add other sources of cash, including the proceeds of loans, and subtract other cash expenditures, including debt service payments. We also subtract amounts we believe should be held in reserve against future contingencies.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though you received a check for only $90.

For instance, as the Company operates in Illinois, Investors may generate a tax liability to the State of Illinois. The Company can file a consolidated tax return with the State of Illinois for non-Illinois residents and entities, regardless of domicile. To satisfy the Illinois tax liability, the Company may withhold the Illinois tax (equal to 4.35% of Illinois income in 2017, although subject to change) from an Investor’s distribution once per year or upon early redemption. Investors who live in states with their own income tax may be allowed to credit the Illinois tax payment against their own state’s income tax. The Illinois tax can also be claimed as an itemized deduction (for investors who itemize deductions) on Investors’ federal returns.

By filing as part of the consolidated return, investors would generally not be required to file their own State of Illinois tax returns if their only Illinois income is derived from their investment in the Company. Investors who do not want withholding and want to take responsibility for their own Illinois tax liability may choose to execute the Illinois Department of Revenue Form IL-1000-E Certificate of Exemption for Pass-through Withholding Payments. A completed IL-1000-E should be provided to the Company any time prior to December 31st of any tax year, or prior to tendering an early redemption request, in order to opt out of withholding. Once a Form IL-1000-E is received by the Company, this will remain in effect for the life of an Investor’s investment(s), unless new instructions are received from Investor.

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No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay a 7% annual return to Investors or even to return all of the invested capital.

Transfers

No Investor may sell, transfer, or encumber (place a lien on) his Series A Preferred Stock unless (i) the Board, in its sole and absolute discretion, approves the transfer; or (ii) in the case of an Investor that is a natural person, such Investor dies or a court finds that he or she is legally incompetent, in which case the Series A Preferred Stock shall be transferred automatically to the heirs or personal representative of the Investor. The Company also has a right of first refusal to purchase any shares of the Company a stockholder proposes to transfer.

Certain transfers are exempt from this provision – a transfer of shares to or for the benefit of any spouse, child or grandchild of the Investor, or to a trust for their exclusive benefit, shall be exempt from these provisions, provided that (i) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of the LLC Agreement, and (ii) such shares shall not thereafter be transferred in further reliance on this exemption. Transfers pursuant to the Company’s limited right of liquidity (see below) are also exempt from this restriction.

Before the Board consents to a transfer of Series A Preferred Stock, it may impose reasonable conditions, including but not limited to written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not cause the termination of the Company as a partnership under section 708 of the Internal Revenue Code or cause the Company to be treated as a “publicly traded partnership” under section 7704 of the Internal Revenue Code.

Mandatory Withdrawals

The Company may require an Investor to sell all or a portion of his, her or its Series A Preferred Stock back to the Company in the following circumstances:

•	If the Company determines that all or any portion of the assets of the Company would, in the absence of such repurchase, more likely than not be treated as “plan assets” or otherwise become subject to the Employee Retirement Income Security Act of 1974;

•	If the Company believes the Investor made a material misrepresentation to the Company;

•	If legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company;

•	If the Investor transferred Series A Preferred Stock in violation of the LLC Agreement;

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•	If the Company believes that the Investor’s ownership has caused or will cause the Company to violate any law or regulation;

•	If the Investor has violated any of his, her, or its obligations to the Company or to the other Stockholders; or

•	If the Investor is engaged in, or has engaged in, conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other members of the Company.

The purchase price of the shares of series A Preferred Stock would be equal to 90% of the unreturned investment of the Investor.

In the case of an Investor who purchased Series A Preferred Stock directly from the Company, “unreturned investment” means the Investor’s original purchase price for the Series A Preferred Stock reduced by any distributions the Investor has received in the nature of a return of capital (as opposed to distributions of the Series A Preferred Return).

In the case of a person who acquired Series A Preferred Stock from someone other than the Company, “unreturned investment” means the purchase price of the Series A Preferred Stock paid to the Company by the original purchaser, reduced by any distributions any holder of the Series A Preferred Stock has received in the nature of a return of capital (as opposed to distributions of the Series A Preferred Return).

Limited Right of Liquidity

The Authorizing Resolution that establishes the Series A Preferred Stock gives Investors a limited right of liquidity by giving them the right to request that the Company purchase, or arrange for the purchase of, all or a portion of their Series A Preferred Stock. To request that the Company purchase or arrange for the purchase shares, Investors must submit a written request to the Company specifying the number of shares the Investor desires to sell. If the request is received by the fifteenth (15th) day of a calendar month, the Company will use commercially reasonable efforts to arrange for the purchase (or notify the Investor that the Company cannot accommodate the request) by the end of such month; if the request is received by the Company after the fifteenth (15th) day of a month, the Company will use commercially reasonable efforts to arrange for the purchase (or notify the Investor that the Company cannot accommodate the request) by the end of the following month.

If the Company is not able to purchase or arrange for the purchase an Investor’s shares and so notifies the Investor within the time limits described above, the Investor may either rescind the request or maintain the request on a month-to-month basis until satisfied or rescinded. Investors have the right to withdraw a purchase request in writing at any time prior to the closing of the sale, provided that if an investor withdraws the request, any subsequent request will be treated as a new request.

This limited right of liquidity is subject to important limitations:

•	The Company is not required to purchase or arrange for the purchase of shares if the Company determines, in its sole discretion, that it does not have sufficient cash to do so or that doing so would be adverse to the interests of the Company or its other Stockholders.

•	The Company is not required to borrow money or dispose of assets.

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•	During any given calendar year (i) the Company shall not be obligated to purchase or arrange for the purchase of more than 25% of an Investor’s total shares of Series A Preferred Stock (although it may choose to do so in its sole discretion), and (ii) the Company shall not be obligated to purchase or arrange for the purchase of more than 5% of the total number of shares of Series A Preferred Stock issued and outstanding (although it may choose to do so in its sole discretion).

•	The Delaware Limited Liability Company Act may limit the Company’s ability to repurchase shares. Under Section 18-607 of the Delaware Limited Liability Company Act, Delaware limited liability companies are generally prohibited from making distributions that would result in the company’s liabilities exceeding the fair value of its assets.

The purchase price of Series A Preferred Stock repurchased pursuant to the limited right of liquidity will be equal to the balance of the Investor’s unreturned investment relating to such shares, subject to certain adjustments as follows.

•	If the sale occurs within one year following the date the Investor acquired the shares being sold, the purchase price will be reduced by an amount sufficient to reduce the Investor’s annualized Series A Preferred Return through the date of the repurchase from 7% to 5% (to the extent the Investor has received distributions of the Series A Preferred Return);

•	If the repurchase occurs more than one year but less than two years from date of acquisition, the annualized Series A Preferred Return will be reduced from 7% to 6%.

For purposes of this provision, the shares purchased first in time will be treated as being sold first for purposes of calculating the applicable holding period.

In the case of an Investor who purchased Series A Preferred Stock directly from the Company, “unreturned investment” means the Investor’s original purchase price for the Series A Preferred Stock reduced by any distributions the Investor has received in the nature of a return of capital (as opposed to distributions of the Series A Preferred Return).

In the case of a person who acquired Series A Preferred Stock from someone other than the Company, “unreturned investment” means the purchase price of the Series A Preferred Stock paid to the Company by the original purchaser, reduced by any distributions any holder of the Series A Preferred Stock has received in the nature of a return of capital (as opposed to distributions of the Series A Preferred Return).

If more than one Investor requests that the Company purchase its Series A Preferred Stock, the Company will consider the requests in the order received.

EXAMPLE #1: Investor X purchased $100 of Series A Preferred Stock on January 1, 2022. On June 30, 2022, she receives a distribution of $3.50 (one-half of a year return on $100 at 7% per year). On July 1, 2022, all her Shares are redeemed at her request. Because she has held the Shares for less than one year, her Series A Preferred Return is reduced from 7% to 5%. Hence, her $3.50 distribution will be characterized as $2.50 of Series A Preferred Return (one-half of a year return on $100 at 5% per year) and $1.00 as return of capital. Hence, her unreturned investment, and the purchase price of her Shares, is $99.

EXAMPLE #2: Investor X purchased $100 of Series A Preferred Stock on January 1, 2022. On December 31, 2022, she receives a distribution of $7 (one year return on $100 at 7% per year). On January 1, 2023, all her Shares are redeemed at her request. Because she has held the Shares for more than one year but less than two years, her Series A Preferred Return is reduced from 7% to 6%. Hence, her $7 distribution will be characterized as $6 of Series A Preferred Return (one year return on $100 at 6% per year) and $1.00 as return of capital. Hence, her unreturned investment, and the purchase price of her Shares, is $99.

EXAMPLE #2: Investor X purchased $100 of Series A Preferred Stock on January 1, 2022. On December 31, 2022, she receives a distribution of $7 (one year return on $100 at 7% per year). On December 31, 2023, she receives another distribution of $7 (one year return on $100 at 7% per year). On January 1, 2024, all her Shares are redeemed at her request. Because she has held the Shares for more than two years, her Series A Preferred Return is not reduced. Hence, her unreturned investment, and the purchase price of her Shares, is $100.

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Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Series A Preferred Stock and Common Shares. Investors will own all the Series A Preferred Stock while the Manager will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

•	Distributions: The holders of the Common Shares will be entitled to the distributions described above.

•	Voting Rights: The holders of the Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

•	Obligation to Contribute Capital: The holders of the Common Shares will have no obligation to contribute capital to the Company.

•	Redemptions: The holders of the Common Shares will have no right to have Common Shares redeemed.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

Anyone can invest in this Offering, provided that individuals must be at least 18 years old. But if an Investor not an “accredited” investor, the amount he, she, or it may invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” includes:

•	A natural person who has individual net worth, or joint net worth with the person's spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

•	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•	A natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65);

•	A natural person who is a "knowledgeable employee" of the issuer, if the issuer would be an "investment company" within the meaning of the Investment Company Act of 1940 (the "ICA") but for section 3(c)(1) or section 3(c)(7) of the ICA;

•	An investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act") or the laws of any state;

•	Investment advisers described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act;

•	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

•	A business in which all the equity owners are accredited investors;

•	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•	A bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company;

•	A charitable organization, corporation, limited liability company, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million;

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•	A "family office," as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

•	Any "family client," as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the issuer is directed by such family office;

•	Entities, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that were not formed to invest in the securities offered and own investment assets in excess of $5 million; or

•	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most he, she, or it can invest in this Offering is the greater of:

•	10% of annual income; or

•	10% of net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

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SUMMARY OF PARTICIPATION AGREEMENT

A buyer of a Mortgage Loan or REO Property who wants to finance a portion of the purchase price will enter into a Participation Agreement with the Company, AHP Servicing, and US Bank Trust NA as Trustee for the American Homeowner Preservation Trust Series AHP Servicing. Although the terms of individual Participation Agreements could change from transaction to transaction or buyer to buyer, our standard Participation Agreement is attached as Exhibit 1A-4B. The principal terms are summarized as follows, although the summary is qualified by the Participation Agreement itself:

•	The buyer will pay 25% of the purchase price at closing, with the remaining 75% financed by the Company at 12% interest per year. In some instances, we may also fund up to 75% of the cost of repairs and/or renovations.

•	The buyer is required to make monthly payments of interest starting one month after the purchase date. Any late payments will be subject to a late fee equal to the greater of 5% of the missed payment or $25.

•	The buyer may prepay the loan at any time.

•	The buyer is required to pay the outstanding balance of the purchase price (including principal and interest) upon maturity of the loan (typically 36 months) or the sale or other disposition of the asset.

•	The buyer will pay a program fee of $2,000 for Mortgage Loans.

•	While any portion of the Company’s financing remains outstanding, the buyer is required to retain AHP Servicing to service the Mortgage Loan or REO Property.

•	The buyer is also required to retain Activist Legal while any portion of the Company’s financing remains outstanding to manage the foreclose proceeding, receivership, eviction and related legal actions.

•	The buyer may replace Activist Legal with another law firm provided that (i) the replacement firm is experienced in Mortgage Loans or REO Properties; (ii) the replacement firm is licensed in the relevant jurisdictions; (iii) the replacement firm utilizes Black Knight’s MSP technology; (iv) Activist Legal is paid in full for all services provided prior to being replaced; (v) the replacement firm is reasonably acceptable to the Company; and (vi) the buyer pays the Company an amount equal to 25% of the price of the asset (in addition to the initial down payment).

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•	If, within 60 days of acquiring a Mortgage Loan or REO Property, the buyer discovers that any of the Company’s representations and warranties about the Mortgage Loan are untrue, the Company has 60 days to cure the breach, or the buyer can request the Company buy back the buyer’s participation interest.

•	If a buyer defaults on its obligations under the Participation Agreement, all sums financed under the Participation Agreement will become immediately due and payable, the Company may commence a lawsuit to collect such amounts, and the buyer forfeits its participation interest.

•	All claims arising under the Participation Agreement will be required to submit to binding arbitration in Cook County, Illinois under the Arbitration Rules of the American Arbitration Association.

•	Once a Mortgage Loan or REO Property has been acquired, the buyer is responsible for all aspects of managing, improving, and ultimately selling the property. This includes obtaining required insurance coverage and paying all taxes, insurance, and other property-preservation related expenses to AHP Servicing. It also includes providing any bidding instructions to AHP Servicing to acquire the property secured by a Mortgage Loan at a foreclosure sale.

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SALE AND DISTRIBUTION OF SECURITIES

In the Offering, we are offering up to $75,000,000 of our Series A Preferred Stock.

The Offering will begin as soon as our Offering Statement is “qualified” by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

Only the Company is selling securities in this Offering. None of our existing Stockholders is selling any securities.

There is no “minimum” in this Offering. Although we are trying to raise as much as $75,000,000, we will accept and deploy all the money we raise, no matter how little.

We are not using an underwriter or broker to sell the Series A Preferred Stock. Instead, we are selling Series A Preferred Stock only through our website, located at www.preREO.com. We are not paying commissions to anybody for selling the Series A Preferred Stock.

We reserve the right to reject any subscription in whole or in part for any reason. If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the SEC, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Series A Preferred Stock, our advertising materials will not give a complete understanding of this Offering, the Company, or the Series A Preferred Stock and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Series A Preferred Stock.

For instructions how to invest, see “How To Invest.”

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HOW TO INVEST

To buy Series A Preferred Stock, go to the Platform, www.preREO.com, and follow the instructions. We will ask for certain information about you, including:

•	Your name and address;

•	Your social security number (for tax reporting purposes);

•	Whether you are an “accredited investor”; and

•	If you are not an accredited investor, your income and net worth.

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4A.

You will pay for your Series A Preferred Stock using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Series A Preferred Stock.

Anyone can buy our Series A Preferred Stock. We do not intend to limit investment to people with a certain income level or net worth.

The minimum investment is $100.

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ESTIMATED USE OF PROCEEDS

We expect the Offering itself to cost about $75,000, including legal and accounting fees – principally the cost of preparing this Offering Circular.

The following table illustrates how we expect to deploy the capital we raise in the Offering:

	If we Raise $25M	If we Raise $50M	If we Raise $75M
Offering Expenses	$75,000	$75,000	$75,000
Technology	$500,000	$500,000	$500,000
Marketing	$500,000	$500,000	$500,000
Working Capital	$500,000	$500,000	$500,000
Financing for Buyers Through Participation Agreements	$23,425,000	$48,425,000	$73,425,000
TOTAL	$25,000,000	$50,000,000	$75,000,000

These represent our best estimates as of the date of this Offering Circular and are subject to change.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Series A Preferred Stock. Because we are not paying any commissions, more of your money can go to work for you.

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SUMMARY OF LLC AGREEMENT

The Company is governed by an agreement captioned “First Amended and Restated Limited Liability Company Agreement” dated June 1, 2021, which we refer to as the “LLC Agreement.” The following summarizes some of the key provisions of the LLC Agreement. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B.

Formation and Ownership

The Company was formed in Delaware on August 7, 2019 pursuant to the Delaware Limited Liability Company Act.

As of the date of this Offering Circular, the only owner of the Company is American Homeowner Preservation 2015A+ LLC, a Delaware limited liability company (“AHP”). When Investors buy Shares of Series A Preferred Stock in this Offering, they, too, will become owners.

Classes of Ownership

Under Delaware law, the ownership interests in a limited liability company are called “limited liability company interests.” The LLC Agreement creates two kinds of limited liability company interests in the Company:

• Common Shares

•	Investor Shares

The LLC Agreement authorizes the Company to issue up to 1,000,000 Common Shares and up to 19,000,000 Investor Shares.

The LLC Agreement also authorizes the Company to divide the Investor Shares into classes, by way of an authorizing resolution. Pursuant to the Authorizing Resolution dated June 1, 2021 (a copy of which is attached as Exhibit 1A-2C), the Company’s Board of Directors authorized the issuance of up to 7,500,000 shares of Series A Preferred Stock (the class of shares being offered in this Offering). The Series A Preferred Stock will be owned by Investors who purchase shares of Series A Preferred Stock in the Offering. Our directors, officers and employees (and their affiliates) might also acquire Series A Preferred Stock (on the same terms as other Investors).

The Series A Preferred Stock and the Common Shares have different rights to distributions, as described under “Distributions.” Otherwise, there are no differences between the Series A Preferred Stock and the Common Shares.

The Common Shares of the Company are and will continue to be owned by AHP and its affiliates.

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Management; Voting Rights

The LLC Agreement vests exclusive authority over the business and affairs of the Company in a Board of Directors, with our founder, Jorge P. Newbery, being one of the members and having the right to appoint the others. Further, the LLC Agreement gives Mr. Newbery that number of votes on any decision of the Board equal to the number of seats on the Board. Thus, Mr. Newbery will control all decisions of the Board and will have complete control over the Company. At this time, the Board is composed of Jorge P. Newbery (our Founder) and Echeverria Kelly.

The LLC Agreement authorizes the Board to appoint officers of the Company from time to time and give them such duties and responsibilities as the Board shall determine.

Investors do not have voting rights, except in connection with certain stockholder approvals required in connection with certain material amendments to the LLC Agreement. Among other things, this means that Investors will not have the right to elect Board members or officers, remove Board members or officers, or generally vote on or otherwise approve or reject any decisions or actions of the Company.

Exculpation, Limitation of Liability and Indemnification of Directors and Officers

The LLC Agreement protects the directors, officers and employees of the Company and their affiliates from lawsuits brought by Investors or other parties. For example, it provides that such persons will not be responsible to Investors or the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of fraud or willful misconduct by such persons. This limitation of liability is referred to as “exculpation.”

Further, the LLC Agreement provides that the directors, officers and employees of the Company do not owe any fiduciary duties to the Company or its stockholders, and that any fiduciary duties that may be implied by applicable law are expressly waived by the stockholders (including Investors) and the Company. This means that stockholders would generally be barred from bringing claims for breach of fiduciary duty, misappropriation of business opportunities, or similar claims alleging that the directors, officers and/or employees of the Company breached some duty or obligation to stockholders or the Company (but not claims based on a breach of the terms of the LLC Agreement or Authorizing Resolution).

The waiver of fiduciary duties and the exculpation provisions discussed above do not apply to claims made under the federal securities laws.

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The LLC Agreement also requires the Company to indemnify (reimburse) the directors, officers and employees of the Company and their affiliates from losses, liabilities, and expenses they incur in performing their duties, provided that they (i) acted in good faith and in a manner believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) the challenged conduct did not constitute fraud or willful misconduct, in either case as determined by a final, non-appealable order of a court of competent jurisdiction. For example, if a third party sued the directors and officers of the Company on a matter related to the Company’s business, the Company would be required to indemnify the directors and officers for any losses or expenses they incur in connection with the lawsuit, including attorneys’ fees, judgments, etc. However, this indemnification is not available where a court or other juridical or governmental body determines that the person to be indemnified is not entitled to indemnification under the standard described in the preceding sentence.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in Section 6 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Series A Preferred Stock, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, he, she, or it might have to pay back some or all of it.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Death, Disability, Etc.

If an Investor should die or become incapacitated, his, her or its successors will continue to own the Series A Preferred Stock.

“Drag-Along” Right

If the Board wants to sell the business conducted by the Company, it may effect the transaction as a sale of the assets owned by the Company or as a sale of all the equity interests in the Company. In the latter case, Investors will be required to sell their Series A Preferred Stock as directed by the Board, receiving the same amount they would have received had the transaction been structured as a sale of assets.

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Rights to Information

Each year, the Company will provide Investors with (i) a statement showing in reasonable detail the computation of the amount distributed to the Investors, (ii) a balance sheet of the Company, (iii) a statement of the income and expenses of the Company, and (iv) information for Investors to prepare their tax returns. The balance sheet and statement of income and expenses do not have to be audited, at least for purposes of the LLC Agreement.

By law, the Company also will be required to provide investors with additional information, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If the Series A Preferred Stock is held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

An Investor’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Board may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

•	Cure typographical errors, ambiguities or inconsistencies in the LLC Agreement;

•	Add to its own obligations or responsibilities;

•	Change the name of the Company;

•	Ensure that the Company satisfies applicable laws, including tax and securities laws; or

•	For other purposes the Board deems advisable.

However, the Board may not adopt any amendment that would reasonably be expected to have an adverse effect on the Company or its stockholders, without the consent of stockholders holding a majority of all issued and outstanding shares of the Company’s capital stock.

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FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the federal income tax consequences of acquiring our Series A Preferred Stock. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the federal income tax consequences of acquiring Series A Preferred Stock, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a Partnership

The Company will be treated as a partnership for federal income tax purposes.

If the Company were treated as a corporation and not as a partnership for federal income tax consequences, any operating profit or gain on sale of assets would generally be subject to two levels of federal income taxation. By making the Company less profitable, this could reduce the economic return to Investors.

Federal Income Taxation of the Company and its Owners

As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his personal federal income tax return his distributive share of income, gains, losses, deductions and credits for the taxable year, whether or not actual distributions of cash or other property are made to him. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

Deduction of Losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income from passive activities.

Tax Basis

Code section 704(d) limits an Investor’s loss to his tax “basis” in his Series A Preferred Stock. An Investor’s tax basis will initially equal his capital contribution (i.e., the purchase price for his Series A Preferred Stock). Thereafter, his basis generally will be increased by further capital contributions made by the Investor, his allocable share of the taxable and tax-exempt income of the Company, and his share of certain liabilities of the Company. His basis generally will be decreased by the amount of any distributions he receives, his allocable share of the losses and deductions of the Company, and any decrease in his share of liabilities.

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20% Deduction for Pass-Through Entities

In general, the owners of a partnership, or an entity (like the Company) that is treated as a partnership for Federal income tax purposes may deduct up to 20% of the amount of taxable income and gains allocated to them by the partnership, excluding certain items like interest and capital gains. However, the deduction claimed by any owner may not exceed the greater of:

•	The owner’s share of 50% of the wages paid by the partnership; or

•	The sum of:

o	The owner’s share of 20% of the wages paid by the partnership; plus

o	The owner’s share of 2.5% of the cost of certain depreciable assets of the partnership.

The Company will pay wages but will own few depreciable assets, if any.

Limitations of Losses to Amounts at Risk

In the case of certain taxpayers, Code section 465 limits the deductibility of losses from certain activities to the amount the taxpayer has “at risk” in the activities. An Investor subject to these rules will not be permitted to deduct his allocable share of the losses of the Company to the extent the losses exceed the amount he is considered to have at risk. If an Investor’s at risk amount should fall below zero, he would generally be required to “recapture” such amount by reporting additional income.

An Investor generally will be considered at risk to the extent of his cash contribution (i.e., the purchase price for his Series A Preferred Stock), his basis in other contributed property, and his personal liability for repayments of borrowed amounts. His amount at risk will generally be increased by further contributions and his allocable share of the income of the Company, and decreased by distributions he receives and his allocable share of the losses of the Company. With respect to amounts borrowed for investment in the Company, an Investor will not be considered to be at risk even if he is personally liable for repayment if the borrowing was from a person who has certain interests in the Company other than an interest as a creditor. In all events, an Investor will not be treated as at risk to the extent his investment is protected against loss through guarantees, stop loss agreements, or other similar arrangements.

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Limitations on Losses From Passive Activities

In the case of certain taxpayers, Code section 469 generally provides for a disallowance of any loss attributable to “passive activities” to the extent the aggregate losses from all such passive activities exceed the aggregate income of the taxpayer from such passive activities. Losses that are disallowed under these rules for a given tax year may be carried forward to future years to be offset against passive activity income in such future years. Furthermore, upon the disposition of a taxpayer’s entire interest in any passive activity, if all gain or loss realized on such disposition is recognized, and such disposition is not to a related party, any loss from such activity which was not previously allowed as a deduction and any loss from the activity for the current year is allowable as a deduction in such year, first against income or gain from the passive activity for the taxable year of disposition, including any gain recognized on the disposition, next against net income or gain for the taxable year from all passive activities, and, finally, against any other income or gain.

The Company will be treated as a passive activity to Investors. Hence, Investors generally will not be permitted to deduct their losses from the Company except to the extent they have income from other passive activities. Similarly, tax credits arising from passive activity will be available only to offset tax from passive activity. However, all such losses, to the extent previously disallowed, will generally be deductible in the year an Investor disposes of his entire interest in the Company in a taxable transaction.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase Series A Preferred Stock and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

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Treatment of Liabilities

If the Company borrows money or otherwise incurs indebtedness, the amount of the liability will be allocated among all of the owners of the Company (including Investors) in the manner prescribed by the Regulations. In general (but not for purposes of the “at risk” rules) each owner will be treated as having contributed cash to the Company equal to his allocable share of all such liabilities. Conversely, when an owner’s share of the Company’s liabilities is decreased (for example, if the Company repays loans or an owner disposes of Series A Preferred Stock) then such owner will be treated as having received a distribution of cash equal to the amount of such decrease.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) by the Board pursuant to the rules set forth in the LLC Agreement. In general, the Board will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Series A Preferred Stock

In general, the sale of Series A Preferred Stock by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Series A Preferred Stock were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

If, as a result of a sale of Series A Preferred Stock, an Investor’s share of the liabilities of the Company is reduced, such Investor could recognize a tax liability greater than the amount of cash received in the sale.

Code section 6050K requires any Investor who transfers Series A Preferred Stock at a time when the Company has unrealized receivables or substantially appreciated inventory items to report such transfer to the Company. If so notified, the Company must report the identity of the transferor and transferee to the IRS, together with such other information described in the Regulations. Failure by an Investor to report a transfer covered by this provision may result in penalties.

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A gift of Series A Preferred Stock will be taxable if the donor-owner’s share of the Company debt is greater than his adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Series A Preferred Stock against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Series A Preferred Stock by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Series A Preferred Stock equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he receives exceed the basis of his Series A Preferred Stock. Any such gain generally will be considered as gain from the sale of his Series A Preferred Stock.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her or its share of the Company’s income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Series A Preferred Stock or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

46

Unrelated Business Taxable Income for Tax-Exempt Investors

A church, charity, pension fund, or other entity that is otherwise exempt from federal income tax must nevertheless pay tax on “unrelated business taxable income.” In general, interest and gains from the sale of property (other than inventory) are not treated as unrelated business taxable income. However, interest and gains from property that was acquired in whole or in part with the proceeds of indebtedness may be treated as unrelated business taxable income. Because the Company might borrow money to buy loans or other assets, some of the income of the Company could be subject to tax in the hands of tax-exempt entities.

Tax Returns and Tax Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Series A Preferred Stock. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Board will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes, and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

47

MANAGEMENT DISCUSSION

Operating Results

The Company was created on August 7, 2019. The Company has conducted only limited business activities and therefore has limited operating results.

Liquidity and Capital Resources

The Company is seeking to raise up to $75,000,000 of capital in this Offering by selling Series A Preferred Stock to Investors.

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by Mortgage Loans and REO Properties.

The Company does not currently have any capital commitments. We expect to deploy the capital we raise in this Offering as described in “Estimated Use of Proceeds.” Should we need more capital for any reason, we could either sell more Series A Preferred Stock or sell other classes of securities. In selling Series A Preferred Stock or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $75,000,000 of securities using Regulation A during any period of 12 months.

Plan of Operation

Having raised capital in the Offering, the Company intends to operate in the manner described in “Our Company and Business.”

Whether we raise $75,000,000 in the Offering or less, we believe we have access to sufficient capital resources to continue developing our Marketplace. If we raise less than $75,000,000, we will fund fewer Participation Agreements and build out the Marketplace more slowly. In the Company’s opinion, the proceeds of the Offering will satisfy the Company’s cash requirements and the Company does not believe it will be necessary to raise additional funds in the next six months to implement its plan of operations.

Trend Information

Because the Company is a new business, management has not identified any significant recent trends in the Company’s performance. As of the date of this Offering Circular, management is not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Company’s net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the Company’s reported financial information not necessarily to be indicative of future operating results or financial condition, other than the COVID-19 pandemic and other factors described in “Risks of Investing.”

48

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Names, Ages, Etc.

Name	Age	Position	Term of Office	Approximate House Per Week if Not Full Time*
Jorge Newbery	55	Chief Executive Officer and Director of the Company	Mr. Newbery will remain in office until he resigns or is removed.	Full Time
Talia Ramos	34	Director of Operations	Ms. Ramos serves on an “at-will” basis.	Full Time
Echeverria Kelly	52	Director of the Company	Ms. Kelly will remain in office until she resigns or is removed.	(Director)
Charles King	34	Chief Compliance Officer	Mr. King serves on an “at-will” basis.	Full Time
Raul De La Riva	37	Director of Operations & Innovation of the Company	Mr. De La Riva serves on an “at-will” basis.	Full Time
Craig Lindauer	60	Chief Financial Officer of the Company	Mr. Lindauer serves on an “at-will” basis.	Full Time

*This column represents the individual’s full work schedule. Only a portion of the time will be devoted to the businesses of the Company.

Business Experience

Mr. Newbery

Chief Executive Officer and Director of the Company

Jorge Newbery founded American Homeowner Preservation, LLC, or “AHP,” in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity, but AHP and the Company continue to operate with a dual purpose: to earn returns for Investors while seeking consensual solutions to help struggling homeowners keep their homes.

49

Mr. Newbery brings a wealth of real estate and mortgage experience to his role. Mr. Newbery was the President of Budget Real Estate Inc. from 1995 to 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. Then financial disaster struck in the form of an ice storm on Christmas Eve 2004 which devastated Mr. Newbery’s largest holding, the 1,100 unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in extended litigation with the insurer. Although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt. The lessons learned from this experience formed the foundation for the establishment of AHP.

From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

Raul De La Riva

Director of Technology & Innovation

Raul De La Riva studied at Santiago Canyon College, with a focus on criminal justice. Mr. De La Riva has served as an enlisted member of the United States Marine Corps, earning multiple Certificates of Commendation and an Honorable Discharge in 2006. He recently served as Senior Director of Auction Strategy at ServiceLink Auctions. Prior to ServiceLink, Mr. De La Riva served 11 years with Auction.com during the Company’s growth stage, where he departed as Senior Director of Operations and Support.

Craig Lindauer

Chief Financial Officer and Director of the Company

Craig is responsible for all aspects of the financial management of the Company and its affiliates, including corporate tax strategies, treasury management, corporate and mortgage accounting and investor relations. He is a results-driven leader who offers broad management, with a concentration on internal controls and strategic planning.

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Before joining the Company, Craig served as the Executive Vice President for Seneca Mortgage Services and its predecessors for 15 years. Craig has more than 30 years in the mortgage servicing industry, with a substantial focus on the financial sectors. Craig is a graduate of Canisius College with a bachelor’s degree in accounting.

Echeverria Kelly

Director of the Company

Ms. Kelly earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Kelly is a principal and minority owner of AHP, which owns all the Common Shares of the Company. Ms. Kelly has contributed to AHP since its founding, most recently as Chief Operating Officer from September 2013 through March 2018.

Charles King

Chief Compliance Officer of the Company

Mr. King holds a Juris Doctor degree from the University of Michigan Law School and a Bachelor of the Arts degree in political science from the University of Iowa. Mr. King is licensed to practice law in the state of Illinois.

Mr. King joined the Company in April 2018 as Vice President and Chief Compliance Officer. Prior to joining the Company, Mr. King worked at Dovenmuehle Mortgage, Inc. from January 2012 to April 2018. Mr. King served in a variety of capacities, including Staff Attorney in Dovenmuehle's corporate Legal Department where he advised on a range of legal issues, with a focus on licensing and state regulatory compliance issues.  He previously served as the Assistant Manager of the Default Litigation Department, Assistant Manager of Dovenmuehle's Attorney Oversight Department, Compliance Associate, and Default Litigation Specialist.

Family Relationships

Mr. Newbery and Ms. Kelly are married. There are no other family relationships among the directors, executive officers and significant employees of the Company.

Ownership of Related Entities

Mr. Newbery (80%) and Ms. Kelly (20%) own all the issued and outstanding stock of AHP. They also own an interest in, and control, AHP Servicing; America’s Trustee Services, a Delaware limited liability company which will provide due diligence services as well as facilitate judicial and non-judicial foreclosure services; and AHP Title Holdings LLC, a Delaware limited liability company which will provide additional resources and assist with title insurance needs for buyers.

Mr. Newbery is also a partner at Activist Legal which will provide legal support to the Company’s buyers.

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Legal Proceedings

Within the last five years, no director, executive officer or significant employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no director, executive officer or significant employee of the Company, no partnership of which a director, executive officer or significant employee was a general partner, and no corporation or other business association of which a director, executive officer or significant employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

52

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

As of the date of this Offering Circular, no one has received any compensation from the Company. The table below presents the anticipated annual compensation of each of the three highest paid executive officers and directors of the Company for the Company’s first full fiscal year of operation:

Name	Capacity in which Compensation is Paid	Cash Compensation	Other Compensation	Total Compensation
Jorge Newbery	Chief Executive Officer	$100,000/year	None	$100,000/year
Raul DeLaRiva	Director of Technology & Innovation	$145,000/year	None	$145,000/year

Mr. Newbery will work for the Company on a part-time basis.

The Company’s Directors do not receive additional compensation for their service on the Board or attendance at Board meetings.

The Company does not have any ongoing plan or arrangement regarding future compensation of directors or executive officers.

53

OWNERSHIP OF SECURITIES BY INSIDERS

As of the date of this Offering Circular, the Company has only one class of securities outstanding: Common Shares. The Common Shares are owned as follows:

Common Shares

Name of Owner	Number of Shares Owned	Percent of Class Owned
American Homeowner Preservation 2015A+ LLC	1,000,000	100%

NOTE: Holders of the Company’s Common Shares do not have the right to vote. Under the LLC Agreement, management of the Company is vested in its Board of Directors, which is controlled by Mr. Newberry.

54

TRANSACTIONS WITH RELATED PARTIES

The Company has entered into, the following transactions with related parties:

•	AHP owns all the Common Shares of the Company.

•	Jorge P. Newbery controls the Board of Directors of the Company.

•	Under the terms of our Participation Agreements, buyers are generally required to engage the services of AHP Servicing, an affiliate of the Company.

•	Under the terms of our Participation Agreements, buyers are generally required to engage the services of Activist Legal, a law firm of which Mr. Newbery is a prinicpal.

•	Other affiliates might use our Marketplace to dispose of Mortgage Loans and REO Properties, on the same terms as other sellers.

•	AHP Servicing has purchased, and will continue to purchase, Mortgage Loans and REO Properties originated on our Marketplace, and to use the financing offered by the Company through Participation Agreements.

•	Our affiliated trustee services firm, America’s Trustee Services, might provide due diligence services as well as facilitate judicial and non-judicial foreclosure services.

•	Our affiliated title insurance company, AHP Title Direct, Inc., might provide title services for real estate transactions arising from our Marketplace.

•	As of December 31, 2020 (i) AHP had advanced $296,758 to the Company, and (ii) AHP Servicing had advanced $89,304 to the Company. On December 31, 2020, the Company entered into unsecured line of credit agreements with AHP and AHP Servicing with an authorized limit of $2 million each. The existing advances will be carried under these agreements moving forward. Each line of credit bears interest at 12% per year and require monthly payments of interest. Both lines of credit mature of December 31, 2022.

•	The Company generates revenue from the sale and purchase of Mortgage Loans and REO Properties by related parties. As of December 31, 2020, fee revenue earned from the sale of Mortgage Loans owned by related parties amounted to $60,000.

If the Company enters into transactions with related parties in the future, we will file a Supplement to the Offering Circular. Any compensation paid by the Company to a related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By “related party” we mean:

•	The Manager;

•	Any executive officer or significant employee of the Company or the Manager;

55

•	Any person who owns more than 10% of the voting power of the Company or the Manager; and

•	An immediate family member of any of the foregoing.

56

preREO, LLC

A Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

December 31, 2020 and 2019

57

preREO, LLC

F-1

To the Members of

preREO, LLC

Chicago, Illinois

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of preREO, LLC (the “Company”) which are comprised of the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in members’ deficit, and cash flows for the year ended December 31, 2020 and for the period from August 7, 2019 (inception) to December 31, 2019, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020, and for the period from August 7, 2019 (inception) to December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company is a business that has not yet generated profits or significant revenues since inception, has sustained a net loss of $394,344 for the year ended December 31, 2020, has negative cash flows from operations for the year ended December 31, 2020, and lacks liquid assets to fund its future operations with no cash as of December 31, 2020. To date, all revenue transactions were referred by entities under common control. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

F-2

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

May 7, 2021

F-3

preREO, LLC

BALANCE SHEETS

As of December 31, 2020 and 2019

	December 31,
	2020	2019
ASSETS
TOTAL ASSETS	$–	$–

LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$8,282	$–
Due to a related party	386,062	–
Total Current Liabilities	394,344	–

Total Liabilities	394,344	–

Members' Deficit:	(394,344)	–

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$–	$–

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-4

preREO, LLC

STATEMENTS OF OPERATIONS

For the year ended December 31, 2020 and period from August 7, 2019 (inception) to December 31, 2019

	Period Ended December 31,
	2020	2019
Fee revenue	$60,000	$–

Operating expenses:
General and administrative	429,269	–
Sales and marketing	25,075	–
Total operating expenses	454,344	–

Loss from operations	(394,344)	–

Net loss	$(394,344)	$–

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

preREO, LLC

STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

For the year ended December 31, 2020 and period from August 7, 2019 (inception) to December 31, 2019

Total
Members'
Deficit
Balance at August 7, 2019 (inception)	$-
Net loss	-
Balance at December 31, 2019	–
Net loss	(394,344)
Balance at December 31, 2020	$(394,344)

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-6

preREO, LLC

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2020 and period from August 7, 2019 (inception) to December 31, 2019

	Period Ended December 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(394,344)	$–
Adjustment to reconcile net loss to net cash used in operating activities
Increase in accounts payable and accrued expenses	8,282	–
Net cash used in operating activities	(386,062)	–

Cash Flows from Financing Activities
Advances from related parties	386,062	–
Net cash provided by financing activities	386,062	–

Net change in cash	–	–

Cash at beginning of period	–	–
Cash at end of period	$–	$–

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-7

preREO, LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, for the year ended December 31, 2020, and for the period from August 7, 2019 (inception) to December 31, 2019

NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

preREO, LLC (the “Company”) was formed on August 7, 2019 as a Delaware limited liability company. The Company was formed as a subsidiary of America Homeowner Preservation 2015A+ LLC (“2015A+”), which is organized primarily to (i) provide an online marketplace to buy and sell distressed mortgage loans (the “Mortgage Loans”); (ii) provide local investors financing to acquire Mortgage Loans; and (iii) serve as a licensed real estate broker for the sale of vacant houses secured by Mortgage Loans.

As of December 31, 2020, the Company has not commenced planned full-scale principal operations nor generated a significant amount of revenue. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations or failing to operate the business profitably.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in United States of America (“GAAP”) and are stated in U.S. dollars.

The Company adopted the calendar year as its basis for reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentration of Cash Balance

The Company considers cash equivalents to be short-term, highly liquid investments, such as money market funds that are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value due to changes in interest rates, which generally includes only investments with original maturities of three months or less.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

F-8

preREO, LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, for the year ended December 31, 2020, and for the period from August 7, 2019 (inception) to December 31, 2019

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 – Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques, and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue and Cost Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company generally recognizes its revenue at the time its services are performed and performance obligations are satisfied. Through December 31, 2020, all revenues were with related party entities (see Note 4).

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements.

Income from the Company is reported and taxed to the members on their individual tax returns. The Company accounts for income taxes under FASB ASC 740, Income Taxes. FASB ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. FASB ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of

F-9

preREO, LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, for the year ended December 31, 2020, and for the period from August 7, 2019 (inception) to December 31, 2019 deferred tax assets will not be realized. FASB ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not yet generated profits or significant revenues since inception, has sustained a net loss of $394,344 for the year ended December 31, 2020, has negative cash flows from operations during the period ended December 31, 2020, and lacks liquid assets to fund its future operations with no cash as of December 31, 2020. To date, all revenue transactions were referred by entities under common control. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: RELATED PARTY TRANSACTIONS

As of December 31, 2020, two related party entities under common control have funded the Company’s cash flow needs through informal advances to the Company. As of December 31, 2020, $386,062 has been advanced to the Company under this arrangement, all of which is outstanding as of December 31, 2020. Of such amounts, $296,758 is due to American Homeowner Preservation 2015A+ LLC and $89,304 is due to AHP Servicing LLC. The balances bear no interest and are considered payable on demand.

On December 31, 2020, the Company entered into unsecured line of credit agreements with American Homeowner Preservation 2015A+ LLC and AHP Servicing, LLC, with an authorized limit of $2,000,000 each. The existing advances outstanding are to be carried under these agreements going forward. The line of credit agreements bear interest at 12% per annum and require monthly payments of interest. The lines of credit mature on December 31, 2022.

F-10

preREO, LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, for the year ended December 31, 2020, and for the period from August 7, 2019 (inception) to December 31, 2019

The Company generates revenue through fee income related to the sale of mortgages owned by related parties. As of December 31, 2020, fee revenues earned from the sale of loans owned by related parties amounted to $60,000.

See Note 5 for discussion of additional related party transactions.

NOTE 5: MEMBERS’ DEFICIT

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

The limited liability company interests of the Company shall be denominated by Twenty Million (20,000,000) “Shares,” consisting of One Million (1,000,000) “Common Shares” and Nineteen Million (19,000,000) “Investor Shares.” 2015A+ owns 100% of the Common Shares.

Distributions

Except as otherwise provided in the Company’s LLC Agreement or in an authorizing resolution establishing a class of Investor Shares (i) any distributions of the Company not expressly payable to the holders of a class of Investor Shares shall be payable to the holders of the Common Shares, (ii) any distributions made to the holders of any class of Investor Shares as a group shall be divided pro rata among such holders based on their respective ownership of the Shares of such class, and (iii) no Member shall have any right to distributions except as may be authorized by the Board.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606).  This ASU supersedes the previous revenue recognition requirements in ASC Topic 605 – Revenue Recognition and most industry-specific guidance throughout the ASC.  The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.  In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016.  Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative-effect adjustment at the date of initial application.   The Company adopted this new standard effective on its inception date.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.  The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years.  Early adoption is permitted.  The Company is continuing to evaluate the impact of this new standard on its financial reporting and disclosures.

F-11

preREO, LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, for the year ended December 31, 2020, and for the period from August 7, 2019 (inception) to December 31, 2019

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

In 2021, the Company adopted an authorizing resolution to designate 7,500,000 Investor Shares as Series A Preferred Stock.

The authorizing resolution establishes various rights and preferences to the holders of Series A Preferred Stock, including a compound preferred return of 7% and distribution preferences with respect to the contributed capital and unpaid preferred returns on Series A Preferred Stock, where after payment of such the remaining assets of the Company are payable to the holder of Common Shares. Series A Preferred Stock have no voting rights.

Management has evaluated subsequent events through May 7, 2021, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-12

GLOSSARY OF DEFINED TERMS

AHP Servicing	AHP Servicing, LLC, a Delaware limited liability company.

Authorizing Resolution	The Authorizing Resolution dated June 1, 2021, establishing the Series A Preferred Stock.

Code	The Internal Revenue Code of 1986, as amended (i.e., the federal tax code).

Common Shares	The Common Shares authorized by the LLC Agreement.

Community Partners	The local investors that we identify, train, and provide financing to help them acquire Mortgage Loans and/or REO Properties.

Company	preREO, LLC a Delaware limited liability company.

Investor	Anyone who purchases Series A Preferred Stock in the Offering.

LLC Agreement	The agreement by and among the Company and all of its members captioned “First Amended and Restated Limited Liability Company Agreement” and dated June 1, 2021.

Marketplace	The online marketplace for the purchase and sale of Mortgage Loans and REO Properties available at www.preREO.com.

Mortgage Loans	Distressed mortgage loans, i.e., mortgage loans on residential real estate where payments are in default.

Offering	The offering of Series A Preferred Stock to the public, pursuant to this Offering Circular.

Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Company, and the Offering.

Participation Agreement	The Participation Agreement between the Company and buyers to finance the acquisition of Mortgage Loans and/or REO Properties.

Regulations	Regulations issued under the Code by the Internal Revenue Service.

REO Properties	The lender-owned properties that have completed the mortgage foreclosure process, or have been acquired via a deed in lieu of disclosure, and are listed for sale on the Marketplace. These properties are typically vacant and abandoned.

SEC	The U.S. Securities and Exchange Commission.

58

Series A Preferred Return	A compounded annual return of 7% on the balance of each Investor’s unreturned investment.

Series A Preferred Stock	The interests in the Company that are being offered to the public in the Offering.

Servicing Agreement	The servicing agreement between the Trust and AHP Servicing to provide mortgage servicing to each Mortgage Loan.

Platform	The Internet site located at www.preREO.com.

Shares	The limited liability company interests offered as Series A Preferred Stock.

Trust	The American Homeowner Preservation Trust Series preREO, DST.

59

FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

preREO LLC

440 S. LaSalle Street, Suite 1110

Chicago, Illinois 60605

(800) 555-1055

preREO.com

July 20, 2021

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on August 7, 2019. *
Exhibit 1A-2B	First Amended and Restated Limited Liability Company Agreement dated June 1, 2021. *
Exhibit 1A-2C	Authorizing Resolution dated June 1, 2021.
Exhibit 1A-4	Form of Investment Agreement.
Exhibit 1A-6	Form of Participation Agreement *
Exhibit 1A-11	Consent of independent auditor.
Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.
Exhibit 1-A-15.1	Correspondence to SEC dated July 20, 2021.

* Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 20, 2021.

preREO LLC

By	/s/ Jorge P. Newbery___________
Jorge P. Newbery, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jorge P. Newbery	July 20, 2021
Jorge Newbery, CEO and Director

/s/ Echeverria Kelly	July 20, 2021
Echeverria Kelly, Director

/s/ Craig Lindauer	July 20, 2021
Chief Financial Officer